EXHIBIT 99.1

Bob van Dijk Nominated for Election to the Booking Holdings' Board of Directors

Robert Mylod Jr. to Assume the Role of Chairman of the Board
Charles H. Noski to Assume the Role of Lead Independent Director

NORWALK, Conn., April 24, 2020 - The Board of Directors of Booking Holdings Inc. (NASDAQ: BKNG) today announced that it has nominated Bob van Dijk, Chief Executive Officer of Naspers - a global internet group and one of the largest technology investors in the world - for election to the Board at the company's Annual Meeting of Stockholders in June 2020.

Mr. van Dijk became Group CEO of Naspers in April 2014, assuming the additional role of CEO of Prosus at its listing on the Euronext Amsterdam stock exchange in September 2019, and has more than two decades’ experience managing online growth companies. He joined the Naspers group as CEO of the Allegro Group in August 2013 and was promoted to CEO of Global Transaction eCommerce in October 2013. Previously, Mr. van Dijk also served in several general management positions with eBay and Schibsted. Prior to that, Mr. van Dijk was an entrepreneur in online financial products. He began his career at McKinsey with a focus on mergers and acquisitions and media. Mr. van Dijk has an MBA Hons from INSEAD and an MSc (cum laude) in econometrics from Erasmus University, Rotterdam.

“Bob's extensive experience with high growth global internet companies will offer tremendous value and counsel to our Board and Holdings’ leadership team," said Jeffery H. Boyd, Chairman of Booking Holdings. "We are thrilled to welcome Bob to the team."

In addition, the Board made the following changes to the Board’s leadership that will become effective at the time of the company's Annual Meeting of Stockholders in June 2020:

•
Robert (Bob) J. Mylod Jr., current Director and member of our Compensation Committee, will become Chairman of the Board. Current Chairman of the Board, Jeffery H. Boyd will remain a Director of the Board.

•	Charles (Chuck) H. Noski, current Director and Chair of our Audit Committee, will become Lead Independent Director and Chair of the Nominating and Corporate Governance Committee.

•	Vanessa A. Wittman, current Director and member of our Audit Committee, will become Chair of the Audit Committee.

“We congratulate Bob, Chuck and Vanessa on their new roles within our Board. Their value to our business to date has been indispensable, and we thank them for their continued dedication,” said Boyd. “Bob Mylod will be assuming my role as Chairman of the Board. Having worked with Bob for more than 20 years since his earliest days at our company, I can think of no one more suited to take on this role.” Boyd added, “Chuck Noski has been an invaluable member of our Board for the last five years, and we are honored to have him step into his new Lead Independent Director role.”

“I want to thank Jeff for all of his contributions to our business over the last two decades,” said Booking Holdings Chief Executive Officer, Glenn Fogel. “Jeff’s leadership has guided this company through its evolution from a small start-up in the U.S. to the global, multi-brand business it is today. His knowledge, instinct and commitment have had an astounding impact on our business, our employees and our leaders. I look forward to continuing to work with Jeff as a trusted member of our Board, as well as with Bob Mylod in his new role as Chairman of our Board.”

Booking Holdings also announced that Director Nancy Peretsman and Lead Independent Director James (Jim) M. Guyette have decided to retire from the Booking Holdings Board, effective at the Company’s Annual Meeting in June.

“We also thank Nancy and Jim for their tireless commitment to Booking Holdings over the last approximately twenty years,” said Boyd. “They have both served our shareholders well, and we are grateful for their immense contributions to Booking Holdings’ success over the years. We wish them both the best in their future endeavors.”

About Booking Holdings
Booking Holdings (NASDAQ: BKNG) is the world leader in online travel and related services, provided to consumers and local partners in over 230 countries and territories through six primary brands: Booking.com, KAYAK, priceline.com, agoda.com, Rentalcars.com and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit Bookingholdings.com.